Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Harvest Natural Resources, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 26, 2015 relating to the consolidated financial statements of Harvest Natural Resources, Inc. as of December 31, 2014 and for the year then ended, and to the effectiveness of Harvest Natural Resources, Inc.’s internal control over financial reporting as of December 31, 2014 appearing in Harvest Natural Resources Inc.‘s Annual Report on Form 10-K, as amended, for the year ended December 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

September 29, 2015